Exhibit 10.2

April 6, 2021

Sarah Grover

1007 Hilts Avenue

Los Angeles, CA

RE: Shift4 Payments, Inc. Employment

Dear Sarah:

We are pleased to offer you employment with Shift4 Payments, Inc. (together with any of its subsidiaries, affiliates and/or successors thereto as may employ you from time to time, the “Company”) on the terms and conditions set forth in this letter (the “Letter”), to be effective upon April 1, 2021, as set forth below:

•	Title; Reporting: Interim Chief Marketing Officer, initially reporting to the Company’s board of directors or Chief Executive.
•	Term: You shall serve as the Company’s Interim Chief Marketing Officer through May 31, 2021.
•

Base Salary:  Your Base Salary will be paid at a monthly rate of $75,000 (subject to any applicable withholdings), payable in accordance with the Company’s normal payroll practices, and subject to review and adjustment from time to time.

•

Employee Benefits:  You will be eligible to participate in the Company’s  employee health, welfare, and other fringe benefit and perquisite programs, each as may be in effect from time to time and in accordance with their terms.

At-Will Nature of Employment:  Your employment with the Company is “at-will,” meaning that you or the Company may terminate your employment at any time and for any reason or no reason. During your employment, you will devote your full-time best efforts and business time and attention to the business of the Company and its subsidiaries.

In consideration of this offer of continued employment, by signing this letter where indicated below, you expressly acknowledge and agree that this Letter shall supersede in its entirety any such prior agreements or understandings, and that neither you, the Company, nor any other person or entity shall have any liability (including, without limitation, any liability in the nature of severance or termination pay) with respect to any prior agreements.

This Agreement may be assigned by the Company a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person.  You may not assign your rights or obligations to another entity or person.

This Letter constitutes our entire understanding and agreement regarding your continued employment by the Company, and supersedes all prior negotiations, communications, understandings, and agreements relating to the subject matter contained herein or therein.

This Letter shall be interpreted and construed in accordance with the laws of the State of Delaware without regard to any conflicts of laws principles.

*       *       *       *       *

We look forward to our continuing relationship.

Please acknowledge your acceptance of the terms of this Letter by signing where indicated below and returning an executed copy to [•].

Very truly yours,

/s/Jared Isaacman
Name: Jared Isaacman
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Sarah Grover
Sarah Grover

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